EXHIBIT 99.1

CONTACT:	Stephen A. Feldman
Chief Financial Officer
212-590-6200

Financial Dynamics
Leigh Parrish; Chris Hodges
212-850-5651; 312-553-6732

dELiA*s, INC. ENTERS INTO AGREEMENT TO SELL

CCS BRAND

New York, NY – September 29, 2008 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced that it has entered into an agreement to sell the assets related to its CCS brand to Foot Locker, Inc. (NYSE: FL). The purchase price for the transaction is $102 million in cash, subject to adjustment as provided in the agreement.

“We are delighted to have entered into this agreement for the sale of CCS,” said Robert Bernard, Chief Executive Officer of dELiA*s, Inc. “We are pleased with the opportunity to significantly strengthen our balance sheet and achieve the valuation afforded to the CCS brand, particularly in this uncertain economic environment. We also intend to continue to prudently manage our business and carefully allocate our capital so that we may best position our Company for long-term, sustainable growth. Accordingly, our Board of Directors will defer a final determination of the use of the net after-tax proceeds of this transaction until after the end of our fiscal year. The sale will allow us to focus on realizing the synergies and growth potential of our core dELiA*s and Alloy brands, which, we believe, based upon our stated strategies and objectives, should generate positive earnings before interest, depreciation and amortization (“EBITDA”) in both the fourth quarter of Fiscal 2008 and for the full Fiscal 2009 year.

“We are encouraged by the recent improvements in our business, including our double-digit comp store performance thus far in the third quarter,” Mr. Bernard continued. “As we move beyond this important inflection point in our business and prepare for the holiday season, we will aim to continue our drive for same-store sales growth and improvements in gross margin. In the coming months, we plan to fine tune our long-term business strategy and expansion plans, as we evaluate the level of our progress in our dELiA*s brand initiatives, the strength of and outlook for overall consumer demand, and the real estate opportunities available to us in this market.

“We believe we have found a great home for the CCS business at Foot Locker, a company which has the resources and infrastructure to continue CCS’s growth and expansion. We would like to thank the CCS employees for all of their hard work and dedication in building CCS into the premier skate direct marketer.”

In connection with this transaction, dELiA*s entered into separate agreements with Alloy, Inc. (NASDAQ: ALOY) pursuant to which dELiA*s agreed to acquire from Alloy certain intellectual property assets used specifically in the CCS business (which will be transferred to Foot Locker at closing) and to purchase specified media services from Alloy, for aggregate consideration of approximately $9 million. Alloy, Inc. is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, and was previously the owner of the dELiA*s, Alloy, and CCS brands until the spin-off of dELiA*s, Inc. as an independent public company on December 19, 2005.

Consummation of the sale of the CCS business is subject to customary closing conditions, including, among other things, expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects to close the transaction within the next 60 days. Financo, Inc. acted as the exclusive financial advisor to dELiA*s for the sale of the CCS business.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishing and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, and “intend”, and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.